Exhibit (a)(15)(A)

Exela Technologies Announces Successful Completion of Exchange Offer

for Shares of Common Stock

IRVING, TX., March 11, 2022 (GLOBE NEWSWIRE) -- Exela Technologies, Inc. (“Exela” or the “Company”) (NASDAQ: XELA) announced the successful completion of its previously announced offer to exchange shares of its Common Stock for its 6.00% Series B Cumulative Convertible Perpetual Preferred Stock (the “Series B Preferred Stock”), with each 20 shares of Common Stock being exchanged for one share of Series B Preferred Stock having a liquidation preference of $25.00 per share (the “Offer”).

The Offer expired at 11:59pm, New York City time, on Thursday, March 10, 2022 (the “Expiration Date”). Pursuant to the Offer, 17,676,880 shares of Common Stock (excluding shares tendered pursuant to guaranteed delivery procedures) were validly tendered for exchange and not withdrawn as of the Expiration Date. Based on the foregoing, Exela will exchange all such shares of Common Stock for a total of 883,844 shares of Series B Preferred Stock, without prorating. Exela may accept additional shares of Common Stock in the Offer after the Expiration Date upon valid receipt of such shares pursuant to guaranteed delivery procedures. Exela will promptly issue the shares of Series B Preferred Stock to holders of validly tendered and accepted shares of Common Stock.

Exela has filed an application to list the Series B Preferred Stock on The Nasdaq Capital Market under the symbol “XelaP.” If this application is approved, trading in the Series B Preferred Stock is expected to commence on The Nasdaq Capital Market within a 30-day period after the initial delivery of the Series B Preferred Stock; however Exela would expect this approval to be received within approximately two weeks of the closing of the Offer. If trading does not commence on The Nasdaq Capital Market within a reasonable time period following the closing as determined by Exela’s board of directors, Exela intends to seek to qualify the Series B Preferred Stock to trade on the OTC.

About Exela Technologies

Exela Technologies is a business process automation (BPA) leader, leveraging a global footprint and proprietary technology to provide digital transformation solutions enhancing quality, productivity, and end-user experience. With decades of experience operating mission-critical processes, Exela serves a growing roster of more than 4,000 customers throughout 50 countries, including over 60% of the Fortune® 100. Utilizing foundational technologies spanning information management, workflow automation, and integrated communications, Exela’s software and services include multi-industry, departmental solution suites addressing finance and accounting, human capital management, and legal management, as well as industry-specific solutions for banking, healthcare, insurance, and the public sector. Through cloud-enabled platforms, built on a configurable stack of automation modules, and over 17,000 employees operating in 23 countries, Exela rapidly deploys integrated technology and operations as an end-to-end digital journey partner.

Forward-Looking Statements

Certain statements included in this press release are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as "may", "should", "would", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential", "seem", "seek", "continue", "future", "will", "expect", "outlook" or other similar words, phrases or expressions. These forward-looking statements include statements regarding our industry, future events, estimated or anticipated future results and benefits, future opportunities for Exela, and other statements that are not historical facts. These statements are based on the current expectations of Exela management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties, including without limitation those discussed under the heading "Risk Factors" in the Offer to Exchange and Exela's Annual Report and other securities filings. In addition, forward-looking statements provide Exela's expectations, plans or forecasts of future events and views as of the date of this communication. Exela anticipates that subsequent events and developments will cause Exela's assessments to change. These forward-looking statements should not be relied upon as representing Exela's assessments as of any date subsequent to the date of this press release.

Investor and/or Media Contacts:

Vincent Kondaveeti
E: vincent.kondaveeti@exelatech.com

Mary Beth Benjamin
E: IR@exelatech.com